Exhibit 99.1

United Online Acquires MyPoints.com From UAL Corp.

Acquisition Will Expand Company’s Growing Content and Commerce Business

WOODLAND HILLS, Calif., April 10, 2006 — United Online, Inc. (Nasdaq:UNTD), a leading provider of consumer Internet and media services, announced today that it has acquired MyPoints, Inc., a leading provider of member-driven Internet direct marketing services, from UAL Corp. (Nasdaq:UAUA) for approximately $56 million in cash. MyPoints, Inc., now a wholly-owned subsidiary of United Online, is also known as MyPoints.com and features a True Opt-in(r) database of approximately 4.5 million members and provides advertisers with an integrated suite of incentive-based media products. In the quarter ended March 31, 2006, MyPoints.com had approximately 1.4 million members with activity in their accounts.

MyPoints.com provides its members with MyPoints rewards points for a variety of advertising and ecommerce related activities, including making purchases from hundreds of participating retailers and service providers. MyPoints.com members can then redeem their rewards points for products and services from a broad list of participating companies including retailers, theaters, restaurants, airlines and hotels, among others.

For the year ended December 31, 2005, MyPoints.com grew revenues by 44% to $38.4 million, and reported operating income of $2.4 million after $2.4 million of depreciation and amortization. The company has 100 employees, and United Online intends to maintain MyPoints.com operations in San Francisco, CA and Schaumburg, IL.

“Our purchase of MyPoints.com represents another major step forward in United Online’s strategy of expanding our growing content and commerce business,” said Mark R. Goldston, chairman, CEO and president of United Online, Inc. “MyPoints.com is a major name in the online media and loyalty business, effectively bringing millions of active and loyal Internet consumers together with marketers that speak directly to their interests. We are excited about the prospect of offering United Online’s over 50 million registered accounts in North America the opportunity to earn MyPoints.com loyalty rewards for many of the activities they are already doing today, both offline and online.”

The parties have agreed to elect, under Internal Revenue Code section 338(h)(10), to treat United Online’s acquisition of MyPoints stock as an acquisition of assets for tax purposes. Such election will result in the purchase price being deductible for income tax purposes over a maximum period of 15 years.

About United Online

United Online, Inc. (Nasdaq:UNTD) is a leading provider of consumer Internet and media services through a number of brands, including NetZero, Juno, Classmates, PhotoSite, NamesDatabase, FreeServers and MySite. The company’s communication services include Internet access, accelerated dial-up services, Voice-over-Internet Protocol (VoIP) and premium email. The company’s content and commerce services include social networking, personal web hosting and domain services and online photo-sharing. United Online is headquartered in Woodland Hills, CA, with offices in New York City, NY, Renton, WA, San Francisco, CA, Orem, UT, Munich, Germany, and

Hyderabad, India. For more information about United Online and its Internet services, please visit http://www.untd.com.

About United Airlines

United Airlines (Nasdaq:UAUA) operates more than 3,400 flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United is also a founding member of Star Alliance, which provides connections for our customers to 790 destinations in 138 countries worldwide. United’s 57,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

CONTACT:	United Online, Inc.
Liz Gengl
(818) 287-3076
pr@untd.com
Scott Matulis
(818) 287-3388
pr@untd.com

United Airlines
Worldwide Media Relations
847-700-5538 (daytime)
847-700-4088 (evenings and weekends)